Exhibit 99.1
  TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc. Michael Buckley, President (323) 266-3072 Investor Relations Rob Whetstone PondelWilkinson Inc. (310) 279-5980
TRUE RELIGION APPAREL REPORTS 2006 FOURTH QUARTER
AND FULL-YEAR FINANCIAL RESULTS
Highlights:
•	Annual net sales increase 36% to $139.0 million
•	Net income for 2006 increased 25.3% to $24.4 million, or $1.04 per diluted share, after giving effect to a previously noted $0.08 charge related to a one-time settlement expense and to a banking expense that together amounted to approximately $1.9 million, net of tax
•	Fourth quarter net sales increased 17% to $29.8 million, diluted EPS of $0.21
•	Company bolsters infrastructure with new senior designer of women’s sportswear and head of merchandising; signs licensing deals for footwear and headwear ,outerwear in January
•	Branded retail platform grows in the 2006 fourth quarter and into 2007 with eight leases for stores in Short Hills, Oyster Bay, Chicago, Atlanta, Houston, Corte Madera, and Valley Fair; one new outlet in Woodbury Common. Company opens stores in Desert Hills, Robertson Blvd., New York City and Miami Beach
LOS ANGELES, California — March 15, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the fourth quarter and year ended December 31, 2006.
Net sales for the 2006 fourth quarter increased 17% to $29.8 million from $25.5 million in the 2005 fourth quarter. Net income grew 32.7% to $4.9 million, or $0.21 per diluted share, compared with net income of $3.7 million, or $0.16 per diluted share for the fourth quarter of 2005. Results in 2005 include a non-recurring legal settlement charge equal to $0.06 per diluted share.
“Our business for the fourth quarter and the full year reflected strong performance in revenue, margins and earnings, and capped a year of growth and continued investment in our future,” said Jeff Lubell, Chief Executive Officer of True Religion Apparel, Inc. “We entered into 2007 with a growing design team whose influence is exemplified by a greatly expanded product line, including denim, sportswear and newly licensed products, all of which were well received during the recent tradeshow season in the U.S. and Europe. We also are seeing strong momentum in our branded retail platform, and sales in our stores in Manhattan Beach, Robertson Blvd., Soho, South Beach and Desert Hills have exceeded our
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expectations. Thus far in 2007, we have signed four new leases for stores in Houston, Corte Madera near San Francisco, and Valley Fair in San Jose, plus an outlet store in Woodbury Common, NY, and opened our Miami Beach store. We anticipate that this will be another transformational year for True Religion as we establish our company and brand for long-term growth.”
Gross profit in the fourth quarter increased to $16.1 million from $13.0 million in the fourth quarter of 2005. Fourth quarter 2006 gross margins increased to 54.1% compared with 51.1%, in the same period last year.
Selling, general and administrative expenses in the quarter increased to $9.1 million from $4.8 million in the 2005 fourth quarter, primarily reflecting ongoing infrastructure enhancements including personnel, facilities, warehousing, replenishment systems, legal fees associated with new distributor agreements and trademarks, SOX 404 implementation, marketing initiatives and both retail pre-opening and normal operating expenses based on the increased number of stores.
For the year ended December 31, 2006, net sales increased 36% to $139.0 million from $102.6 million in the same period last year. Excluding unusual expenses related to the balance of the Indigo Group arbitration settlement and legal and professional fees related to the company’s ongoing engagement of Goldman Sachs, which together amounted to approximately $1.9 million after income taxes, or $0.08 per diluted share, net income grew 34.9% to $26.3 million, or $1.12 per diluted share. On a reported basis, net income rose 25.6% to $24.4 million, or $1.04 per diluted share, versus $19.5 million, or $0.84 per diluted share for the year ended December 31, 2005.
Management believes that including non-GAAP net income and net income per diluted share for the current period provides a useful and relevant measure for comparative year-over-year operating performance. Refer to the attached table for details regarding the basis for the adjusted net income per diluted share calculation.
Gross profit for the 2006 fiscal year was $73.6 million, compared with $52.6 million last year. Gross margins for the period increased to 53.0% from 51.3% in fiscal 2005.
Selling, general and administrative expenses for the 2006 fiscal year were $32.7 million, compared with $18.6 million in the prior year.
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Investor Conference Call
True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay of the call will be available for approximately one week following the conclusion of the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international) and entering passcode: 7854025.
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium global lifestyle brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit, may be found in premier department stores and boutiques in 50 countries including the United States, Canada, Germany, United Kingdom, France, Spain, Scandinavia, Greece, Italy, Mexico, South America, Australia, South Africa, the Middle East, Korea, Japan, and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
(Financial tables follow)S.CONT
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True Religion Apparel, Inc.
Consolidated Condensed Statements of Operations and Balance Sheet

	QUARTER ENDED		YEAR ENDED
	12/31/06	12/31/05	12/31/06	12/31/05
Net Sales	$29,794,144	$25,471,135	$139,046,380	$102,572,446
Cost of Goods Sold	13,686,847	12,451,007	65,427,277	49,964,420
Gross Profit	16,107,297	13,020,128	73,619,103	52,608,025
Selling, G & A	9,104,456	4,829,044	32,669,048	18,586,524
Operating Income	7,002,841	8,191,084	40,950,055	34,021,501
Other (Income)/Expense
Settlement Expense	—	2,140,000	2,106,475	2,140,000
Investment banking	250,338	—	892,620	—
Interest and Other Income	(380,261)	(76,534)	(804,355)	(82,100)
Income before Tax	7,132,764	6,127,618	38,755,315	31,977,027
Income tax expense	2,240,000	2,440,244	14,320,000	12,469,000
Net Income	$4,892,764	$3,687,374	$24,435,315	$19,508,027
Net Income per share:
basic	$0.21	$0.16	$1.07	$0.90
Net Income per share:
diluted	$0.21	$0.16	$1.04	$0.84
Average shares outstanding	23,576,500	23,179,500	23,576,500	23,179,500

Balance sheet			12/31/06	12/31/05

Cash			$44,877,637	$9,436,632
Inventory			9,399,305	10,052,748
Total Assets			$80,167,345	$43,991,691

Total Shareholders’ Equity			$67,483,041	$35,293,006
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True Religion Apparel, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income (1)

	QUARTER ENDED		YEAR ENDED
	12/31/06	12/31/05	12/31/06	12/31/05
Reported Comprehensive Income	4,892,764	3,687,374	24,435,315	19,508,027
Add: Settlement Expense	—	2,140,000	2,106,475	2,140,000
Add: Banking Expense	250,339	—	892,620	—
Income tax effect of Settlement and Banking Expense	(93,000)	(835,000)	(1,110,000)	(835,000)
Adjusted Net Income	5,050,103	4,992,374	26,330,410	20,813,027
Adjusted Net Income per diluted share	$0.21	$0.22	$1.12	$0.90
Average shares outstanding	23,576,500	23,179,500	23,576,500	23,179,500

(1)	Effect of an adjustment for non-recurring legal settlement expense and for legal and investment banking expenses associated with a review of strategic alternatives.
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